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                                  EXHIBIT 20.1


               CALIFORNIA AMPLIFIER ANNOUNCES INFORMAL SEC INQUIRY

     Camarillo, CA - May 4, 2001 -- California Amplifier (Nasdaq: CAMPE) announced today that it had received notice from the Securities and Exchange Commission ("SEC") that the SEC is conducting an informal inquiry into the circumstances that caused the Company to announce that it would be restating earnings for fiscal year 2000 and certain interim quarter of fiscal year 2001. The Company intends to cooperate with the SEC inquiry.

     Forward looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect the Company's current views with respect to future events and are subject to certain risks and uncertainties, including, without limitation, product demand, market growth, new competition, new technologies, the ongoing internal financial investigation, litigation and related matters, and other risks and uncertainties that are detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission, copies of which may be obtained from the Company upon request. Such risks and uncertainties could cause actual results to differ materially from historical results or those anticipated. Although the Company believes the expectations reflected in its forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


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         For more information contact:
         Michael Ferron
         Chief Financial Officer
         California Amplifier, Inc.
         805/987-9000
         mferron@calamp.com